Exhibit 4.2

[ENGLISH TRANSLATION OF GREEK LANGUAGE AGREEMENT]

PRIVATE SUBLEASE AGREEMENT

This private sublease agreement dated August 1, 2024, is made between F.G. EUROPE A.E., a Company specializing in the white/brown electric goods with registered offices at 128 Vouliagmenis Ave/ in Glyfada, Attica under the registered number (GEMI 125776001000 and AFM 094016267 Tax Office F.A.E Piraeus which is legally represented by Athanasios Feidakis the son of Constantine and hereinafter called the “Sublessor”

and GLOBUS SHIPMANAGEMENT CORP., maintaining an office in Greece at 128 Vouliagmenis Ave, Glyfada 16674 Athens (the “Company”), and which is legally represented by Evangelos Mylonas the son of Ioannis, and which is hereinafter called the “Sublessee”

Therefore, it was agreed and accepted the following:

It is hereby agreed that the first of the agreeing parties, the “Sublessor agreeing to this Sublease Agreement to the second consenting party “the Sublessee” a part of the 2nd & 3rd floor of the building as it’s described by the designing Architect Mr. Mylonas (September 1997) accompanied by the common areas in total of 902 sqm., subsequent to the following modifications under the number N.4495/2017 by the Architect Ms. Sophia Ilia, with the following terms and conditions:

The building is under the exclusive ownership of “National Leasing Monoprosopi AEXM” and constitutes this leasing which isn’t legally protected.

1.	The term of this sublease is agreed by all parties to be three years commencing on August 5th, 2024 and continuing until August 4, 2027. At the end of the term the Sublessee is obliged under no further notice to leave the leased property and return the keys to the “Sublessor”.

2.	During the term of August 5, 2024 and until August 4, 2027, the monthly rent is set at the sum of Twenty Seven Thousand and Five Hundred Euro (27,500).

3.	It is hereby agreed by all parties that the monthly rent will be adjusted accordingly by a special written agreement between the “Sublessor” and the “Sublessee” and b) if for any reason there is a dissolution of the above terms then the entire Agreement becomes dissolved and voided. The monthly rent shall be paid within the first three days of each calendar month.

4.	Use of premises: Sublessee shall use the premises leased according to Company’s stated business purposes in its Constitutional declaration only and for no other purpose without Sublessor’s prior written consent.

5.	It is forbidden any further subletting by the “Sublessee” to another party regardless of any monetary or nonmonetary value without the written consent of the “Sublessor”.

6.	By signing subject sublease, the Sublessee’s legal representative has inspected the property and found it to be satisfactory.

7.	During the duration of the sublease the Sublessee is not entitled to make any alterations in any shape or form without the written consent of the Sublessor.

8.	The Sublessor doesn’t have any responsibility or duty during the duration of the sublease to maintain and or repair the premises for any reason other than those damages occurring beyond the Sublessee’s control. The Sublesee is responsible for the safety, cleanliness and maintenance of the premises in its possession and is responsible for any damage other than the one due to ordinary usage.

9.	Premises have been provided with a) proper electrical installation and b) proper plumbing installation. The Sublessee is responsible for payment of its own electric and water consumption as they each appear with the analogue sums in the relative invoices drawn by each Authorized entity as well as dues concerning the cleaning and sewer generated expenses plus any relative VAT and Stamp Duty tax generated by the Municipality of the vicinity and incorporated in the invoices generated by the Electricity Dept (DEY) and sewer Dept.

10.	Should the Sublessee fail to make payments on a timely fashion then the Sublessor has the right to accelerate eviction proceedings in line with the applicable laws.

11.	Any other Agreement contrary to the one hereby has to be proven by physical evidence of the Agreement.

Subject Sublease Agreement has been produced in two copies, and has been executed as stated below, each relative party has received a fully executed copy.

The Agreeing parties (counterparts)

The Agreeing parties (counterparts)

For F.G. Europe A.E.	For Globus Shipmanagement Corp.
/s/ Athanasios K. Feidakis	/s/ Evagelos Mylonas
[Company seal and signature]	[Company seal and signature]

128 Vouliagmenis Ave

Glyfada 16674/AFM

(VAT)094016267

Tax office: Piraeus tel